Exhibit 99.5
AMENDMENT NO. 3, dated as of October 20, 2011 (this “Amendment”), to that Investment Agreement, dated as of April 26, 2011, as amended by Amendment No. 1, dated as of June 16, 2011, and Amendment No. 2, dated as of August 4, 2011 (as amended, the “Agreement”), by and between FNB United Corp., a North Carolina corporation (the “Company”), and Oak Hill Capital Partners III, L.P., a Delaware limited partnership, and Oak Hill Capital Management Partners III, L.P. (together, the “Investor”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

A.           Pursuant to Section 6.4 of the Agreement, the Company and the Investor may amend the Agreement in writing; and

B.            The parties desire to make certain amendments to the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree to amend the Agreement as follows:

1.           Amendments.

(a) Recital A is hereby amended and restated in its entirety as follows:

A.           The Investment.  The Company intends to issue and sell to the Investor, and the Investor intends to purchase from the Company, on the terms and conditions described herein, 493,031,250 shares of common stock of the Company, no par value (the “Common Stock” or “Common Shares”), at a price of $0.16 per share for aggregate cash consideration of $78,885,000 (the “Investment”).  The number of Common Shares purchased by the Investor pursuant to this Agreement shall not exceed 23.37% of the Common Shares outstanding as of the Closing Date after giving effect to the issuance of Common Shares in the Other Private Placements (as defined below), the TARP Exchange and the Granite Merger but excluding any issuance of Common Shares pursuant to outstanding Company Options and the TARP Warrant (“Pro Forma Basis”) (rounded down to the nearest whole share).

(b) Recital B is hereby amended and restated in its entirety as follows:

B.           Other Private Placements.  The Company intends to issue (i) to Carlyle Financial Services Harbor, L.P (“Investor 2”), on the terms and subject to the conditions set forth in the Investment Agreement between Investor 2 and the Company, dated as of the date hereof (the “Investor 2 Investment Agreement”), 493,031,250 shares of Common Stock, at a price of $0.16 per share for aggregate cash consideration of $78,885,000 (the “Investor 2 Investment”), and (ii) in one or more private placement transactions with other investors (the “Additional Investors,” and together with the Investor and Investor 2, the “Investors”) pursuant to agreements with the Additional Investors (the “Additional Agreements”), Common Shares at the same per share price and for an aggregate purchase price of, together with the Investment and the Investor 2 Investment, $310 million, with the closing of such transactions to occur simultaneously with the Closing (together with the Investor 2 Investment, the “Other Private Placements”).  The number of shares of Common Stock purchased by Investor 2 pursuant to the Investor 2 Investment Agreement will not exceed 23.37% of the Common Shares outstanding as of the Closing date on a Pro Forma Basis (rounded down to the nearest whole shares).  The number of shares of Common Stock purchased by any Additional Investor pursuant to any Additional Agreements will not exceed 4.99% of the Common Shares outstanding as of the Closing date on a Pro Forma Basis (rounded down to the nearest whole share).

(c) Section 1.1 is hereby amended and restated in its entirety as follows:

1.1           Issuance, Sale and Purchase.  On the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, free and clear of any Liens, 493,031,250 shares of Common Stock equal to 23.37% of the Common Shares outstanding at the Closing Date on a Pro Forma Basis (rounded down to the nearest whole share) at a price of $0.16 per share, for an aggregate cash consideration of $78,885,000 (the aggregate purchase price payable pursuant to this Section 1.1, the “Purchase Price”).

2.            General.

(a) Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof.  All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b) For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) The provisions of Article 6 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FNB UNITED CORP.

By:           /s/ Mark A. Severson

Name:      Mark A. Severson

Title:        Treasurer and Executive Vice President

OAK HILL CAPITAL PARTNERS III, L.P.

By:           OHCP GenPar III, L.P., its general partner
By:           OHCP MGP Partners III, L.P., its general
 partner
By:           OHCP MGP III, Ltd., its general partner

By:           /s/ Steven B. Gruber

Name:      Steven B. Gruber

Title:        Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:           OHCP GenPar III, L.P., its general partner
By:           OHCP MGP Partners III, L.P., its general
 partner
By:           OHCP MGP III, Ltd., its general partner

By:           /s/ Steven B. Gruber

Name:     Steven B. Gruber

Title:       Vice President